                                  EXHIBIT 99.1
                                  PRESS RELEASE


FRIDAY JULY 20, 9:30 AM EASTERN TIME
Press Release

SOURCE: Markland Technologies, Inc.
Markland Technologies Completes Acquisition of Vidikron

HILLSIDE, N.J., July 20 /PRNewswire/ -- Markland Technologies, Inc. (OTC Bulletin Board: MKLD - news) announced today that it has completed its acquisition of Vidikron of America, Inc. ("Vidikron"), according to an Agreement and Plan of Exchange that was executed on March 16, 2001 and previously announced at that time (the "Acquisition").

Markland acquired Vidikron in a stock-for-stock transaction in which the former Vidikron shareholders received approximately 85% of the outstanding common stock of Markland on a fully diluted basis. Vidikron is now a wholly-owned subsidiary of Markland.

As part of the Acquisition, effective June 21, 2001, Quest Net Corp. changed its name to "Markland Technologies, Inc." and finalized its forty-for-one reverse stock split, whereby each 40 or fewer shares of Markland common stock automatically converted into one share of common stock. Markland formerly traded under the symbol "QNET."

Three individuals were appointed to the three-person Board of Directors of Markland, namely David Danovitch, James Wellnitz and Larry Shatsoff. James Wellnitz, President of Vidikron stated, "We are very happy that the acquisition has been completed. We can now focus on finalizing our plans and implementing the expansion of our audio and video product offerings for the home theater market and ensure the continued growth and success of Vidikron."

Markland Technologies is headquartered in Hillside, New Jersey. For more information, please call Larry Shatsoff at (908) 810-5632.

SAFE HARBOR STATEMENT
Note: Statements in this press release that are not historical may be deemed forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although Markland believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from Markland expectations include completion of pending investments, continued availability to originate new investment, the availability and cost of capital for future investments, competition within the industry, economic conditions and other risks detailed from time to time in Markland's SEC reports. No assurance can be given that investors of Markland will retain any level of value. The financial information with respect to Vidikron has been provided to Markland by Vidikron and has not been audited or verified independently.

SOURCE: Markland Technologies, Inc.


                                     Page 4